UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2013

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	The Board of Directors (the “Board”) of Tim Hortons Inc. (the “Company”) has appointed the following individuals to serve as directors of the Company, effective as of August 8, 2013:

•	Sherri Brillon, Executive Vice-President and Chief Executive Officer of Encana Corporation; and

•	Thomas V. Milroy, Chief Executive Officer of BMO Capital Markets.

The new directors will serve until the next meeting of shareholders at which directors are to be elected or until their respective successors are elected or appointed, subject to earlier death, resignation, retirement, disqualification, or removal.

The Board has determined that each of the new directors is independent in accordance with the listing standards of the New York Stock Exchange and the rules of the Canadian Securities Administrators. In making the affirmative determination, the Board considered all relevant facts and circumstances, not merely from the standpoint of the director, but also from that of any person or organization with which the director has an affiliation or association. The Board has not yet determined the committee or committees, if any, to which the new directors will be appointed.

Both of the new directors will receive compensation for service as a non-employee director of the Company consistent with the compensation provided to other non-employee directors of the Company, as determined by the Board from time to time. The Company’s current compensation program for non-employee directors of the Company is described under the heading “Director Compensation” in Part III, Item 11 of the Company’s Form 10K/A for the year ended December 30, 2012, filed with the United States Securities and Exchange Commission on March 26, 2013.

Neither of the new directors have any arrangement or understanding with any other person pursuant to which he or she was elected as a director of the Company. Neither of the new directors has or had any direct or indirect material interest in any transaction or series of transactions or currently proposed transaction or series of transactions that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: August 12, 2013	By:	/s/ JILL E. AEBKER
Jill E. Aebker Executive Vice President, General Counsel and Secretary